UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 29, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

                                                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                                                ☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                                                ☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                                                ☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                                                ☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

                                                On January 30, 2008, The First Marblehead Corporation (“First Marblehead” or the “Company”) entered into Amendment No. 1 (the “Amendment”) to Investment Agreement (the “Agreement”) with GS Parthenon A, L.P. (“Purchaser A”) and GS Parthenon B, L.P., affiliates of GS Capital Partners (the “Purchasers”).  The Amendment modified Purchaser A’s right to designate a representative to the Company’s Board of Directors by conditioning the right on the Purchasers collectively holding at least 4.5% of the Company’s outstanding common stock, $0.01 par value per share (the “Common Stock”), excluding any outstanding Excluded New Securities (as defined in the Agreement).

The foregoing summary of terms of the Amendment is subject to, and qualified in its entirety by, the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 3.03  Material Modification to Rights of Security Holders

                                                On January 29, 2008, First Marblehead filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designations”).  The rights, qualifications, limitations and restrictions of the Series B Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), are set forth in the Certificate of Designations and described under Item 5.03 below.

                                                The provisions of Item 5.03 that relate to the Certificate of Designations and the Series B  Preferred Stock are incorporated by reference in this Item 3.03.

Item 5.03  Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

On January 29, 2008, First Marblehead filed with the Secretary of State of the State of Delaware the Certificate of Designations.  The Certificate of Designations authorizes the issuance of up to 200,695 shares of Series B Preferred Stock, which has such rights, qualifications, limitations and restrictions as are set forth in the Certificate of Designations and described below.

Ranking.  The Series B Preferred Stock ranks junior to all other series of First Marblehead preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Dividends.  Dividends will be paid on the Series B Preferred Stock when, as and if, and in the same amounts (on an as-converted basis), declared on the Common Stock.

Liquidation Preference.  Upon liquidation, dissolution or winding up of First Marblehead, holders of Series B Preferred Stock have the right to receive an amount equal to $0.01 per share of Series B Preferred Stock, plus the amount of any declared but unpaid dividends thereon.  After payment of this amount, holders of the Series B Preferred Stock are entitled to participate (on an as-converted basis) with the Common Stock in the distribution of remaining assets.

Conversion.  The shares of Series B Preferred Stock are convertible, at the option of the holders, into a number of shares of Common Stock equal to the aggregate Stated Value of the number of shares of Series B Preferred Stock to be converted divided by the initial conversion price of $15.00.  The “Stated Value” per share of Series B Preferred Stock is $1,000.  The conversion price of the Series B Preferred Stock is subject to adjustment for stock dividends, stock splits and other similar recapitalization events.

Voting.  The Series B Preferred Stock has no voting rights, provided that, First Marblehead shall not, without the consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change any provision of the Company’s Restated Certificate of Incorporation, as amended, or the Certificate of Designations if such amendment would increase or decrease the authorized shares of the Series B Preferred Stock, increase or decrease the par value of the shares of the Series B Preferred Stock, or alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock so as to affect it adversely.

Sale of Preferred Stock by Holders.  The Series B Preferred Stock will convert to Common Stock automatically if the Purchaser sells its shares of Series B Preferred Stock (other than to an affiliate of the Purchasers).

The foregoing summary of terms of the Certificate of Designations is subject to, and qualified in its entirety by, the Certificate of Designations of Series B Non-Voting Convertible Preferred Stock, which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure

                                                The Agreement contemplates the issuance and sale to the Purchasers of 200,695 shares of Series B Preferred Stock.  The issuance and sale of the Series B Preferred Stock remains subject to certain closing conditions set forth in the Agreement.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

3.1                                 Certificate of Designations of Series B Non-Voting Convertible Preferred Stock

99.1                           Amendment No. 1 to Investment Agreement, dated as of January 30, 2008, by and among The First Marblehead
 Corporation, GS Parthenon A, L.P. and GS Parthenon B, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: February 4, 2008	By:	/s/ Peter B. Tarr
Peter B. Tarr Chairman of the Board and General Counsel

EXHIBIT INDEX

3.1	Certificate of Designations of Series B Non-Voting Convertible Preferred Stock
99.1	Amendment No. 1 to Investment Agreement, dated as of January 30, 2008 by and among The First Marblehead Corporation, GS Parthenon A, L.P. and GS Parthenon B, L.P.